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                                                                    EXHIBIT 10.2

Attached is the form of the Amended Employment Agreement dated July 26, 2004, by and between VitalWorks Inc. and Joseph M. Walsh, Michael A. Manto and Stephen Hicks ("Named Executive Officers").

Re: Employment Agreement between Named Executive Officers and VitalWorks Inc. ("VitalWorks") effective January 1, 2004 ("Agreement").

Dear Named Executive Officer:

On behalf of the compensation committee of VitalWorks, this will confirm our agreement to clarify certain terms of the Agreement as follows:

1) Options. To clarify the treatment of stock options granted through the effective date of this letter agreement, and notwithstanding anything to the contrary elsewhere in the Agreement, any other document, or in any stock option plan, the following shall apply for all such options:

      a) upon your termination for Cause (as defined in section 3A of the Agreement), all unvested stock options are canceled;

      b) upon your termination for Cause (as defined in section 3A of the Agreement), all vested stock options shall have a exercise period, and shall expire, ninety (90) days from date of termination; and

      c) upon your voluntary termination, as described in section 3G of the Agreement, all vested stock options will continue x) for ten (10) years from date of grant for non performance based options, including those options granted on August 21, 2000 as adjusted, and
            y) for two (2) years from date of termination for all performance based options;

      d)    As to the performance based stock options only:

            i) While you are employed, all vested options will continue for ten (10) years from date of grant. Upon termination* all vested options shall expire five (5) years from date of termination of employment. Upon your death or Total and Permanent Disability, as defined in section 3E of the Agreement, all vested options shall expire two (2) years from the date of your death or Total and Permanent Disability.

            ii)   For unvested options:

                        i. Unvested options shall vest upon Change in Control, as defined in the Agreement;

                        ii. If the applicable goals are met before you are terminated* and the stock options vest as a result thereof- the exercise period for those options shall continue for five (5) years from date of termination;

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                        iii.  Unvested stock options will not vest if
                              termination* of your employment occurs before or after the target measuring period, and the applicable goals for the target measuring period are not met;

                        iv.   Upon your voluntary termination, as described in
                              section 3G of the Agreement, all unvested stock options shall be canceled and unexercisable; and

                        v. Upon your death or Total and Permanent Disability, as defined in section 3E of the Agreement, all unvested stock options shall be canceled and unexercisable.

* for `non renewal', `good reason' and `termination without cause'- as set forth in paragraph 3C (a) through (c) of the Agreement.

In the event of any conflict between the terms in subparagraphs 1a through c above and those terms in subparagraph 1d above, the terms in subparagraphs 1a through c above shall control and prevail. IN NO EVENT SHALL THE EXERCISE PERIOD FOR ANY OPTION EXTEND BEYOND 10 YEARS FROM THE DATE OF GRANT OF SUCH OPTION.

All other terms and conditions of the Agreement shall remain unchanged.

Please confirm your consent with the amended terms set forth above by signing the enclosed copy of this letter and returning it to me. Please feel free to call me if you have any questions.

Sincerely,

Kenneth R. Adams
Chairman, Compensation Committee

Agreed to by:

_________________________________

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